SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                               Form 8-K


      Current Report Pursuant to Section 13 or 15(d) of
                 The Securities Act of 1934

Date of Report (Date of earliest event reported) October 16, 1997


                      COVEST BANCSHARES, INC.
                      -----------------------

   (Exact name of registrant as specified in its charter)

   DELAWARE                 0-20160                36-3820609
   --------                 ---------              ----------
(State or other          (Commission File           (I.R.S.
Employer jurisdiction        Number)            Identification
No.)                                            No.)




         749 Lee Street, Des Plaines, Illinois     60016
       --------------------------------------------------
        (Address of principal executive offices)  (Zip Code)


Registrant's telephone number, including area code (847) 294-6500



















Item 5.	OTHER EVENTS

On Thursday, October 16, 1997, the Company issued a press release pertaining to net income for the quarter ended
September 30, 1997. The text of the press release is attached hereto as Exhibit 99.1.


Item 7.	Exhibit 99.1

Dated:  October 16, 1997







                         SIGNATURES

Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 16, 1997



                      By:
                      Name:  Larry G. Gillie
                      Title: President &
                             Chief Executive Officer


                      By:
                      Name:  Paul A. Larsen
                      Title: Senior Vice President &
                             Chief Financial Officer


















Item 7	EXHIBIT 99.1


CoVest Bancshares, Inc.  Announces Improved Third Quarter
Results

DES PLAINES, IL, Oct. 16, 1997 -- CoVest Bancshares, Inc. (Nasdaq/COVB), formerly FirstFed Bancshares, Inc. and the holding company for CoVest Banc, Des Plaines, Illinois,
announced net income for the quarter ended September 30,
1997 was $1,040,000, or $.32 per share, nearly a 183 percent increase over the loss of $1,257,000, a loss of $.35 per share for
the quarter ended September 30, 1996.   The increase in
quarterly income resulted primarily from the
absence of the $3,070,000 pre tax special assessment to
recapitalize the Savings Association Insurance Fund
(SAIF) and the corresponding decrease in income tax expense.
Without the special assessment and income tax reduction, the net income for the third quarter of 1996 would have been $731,000, or
$.20 per share.  Excluding the special assessment, net income for the three months ended September 30,
1997 represents an increase of 42.3%. Returns on average
assets and average equity during the third quarter were 0.80%
and 9.07% respectively in 1997, compared to a negative 0.80% and negative 9.45% in 1996. Without the 1996 special assessment and tax benefit, the return on average assets and average equity for the third quarter would have been 0.46% and 5.49%
respectively. Net income for the nine months ended September 30, 1997 totaled $3,345,000, or $1.02 per share, compared to $984,000, or
$.27 per share, for the comparable period in 1996, an increase of 240%.  Returns on average assets and average equity for
the nine months were 0.83% and 9.52% respectively in 1997,
compared to 0.21% and 2.38% in 1996. Without the 1996 special assessment and tax benefit, the return on average assets and average equity for the first nine months of 1996, would have been 0.64% and
7.19% respectively.    Net interest income for the third
quarter of 1997 was $3,872,000, an increase of $535,000 or 16% from the like period in 1996. The Company's net interest margin for the quarter increased to 3.08% from 2.16% for the third quarter of 1996. The interest rate spread increasing by 84 basis points, to 2.54% from 1.70% accounted for the majority of the improved results.
     Non-interest income, excluding security gains, increased by $121,000 or 26% for the third quarter of 1997 from the like period in 1996. On a year-to-date basis, non interest income, excluding security gains, increased by 32% from the first nine months of 1996. Both increases in loan and deposit related charges and fees account equally for the improvement.
     Non-interest expense decreased from $5,573,000 for the third quarter of 1996 to $2,749,000 for the third quarter of 1997. This 51% decrease is directly related to the previously mentioned special SAIF assessment. Without the $3,070,000 charge, operating expenses would have increased by $246,000. For the nine months ended September 30, 1997, non-interest expenses were $8,058,000 versus $10,980,000 for the first nine months of 1996. Without the special SAIF assessment, operating expenses for 1996 would have been $7,910,000, versus the $8,058,000 reported for the first nine months of 1997, or a 2% increase.
     Total assets decreased from $541,169,000 at December
31, 1996 to $527,468,000 as of September 30, 1997.  Total
loans receivable increased by almost $21 million during the first nine months, even after the Bank securitized $17.8 million in fixed rate mortgage loans. These are now carried in the Mortgage-Backed Securities section of the Corporation's balance sheet. The loan growth has been centered in higher yielding commercial, leases, and commercial real estate loans.
     Non-performing assets comprised .22 percent of total assets at September 30, 1997. This is the same ratio that was experienced at June 30, 1997. Of this total, over 68% of the non-performing loans are single family mortgages, on which the Company has not incurred a loss for at least the last six years. At September 30, the Allowance for Possible Loan Losses was $1,532,000 and continued to cover non-performing loans by more than 133 percent. The provision for possible loan losses continued to grow as $300,000 was provided for consumer loans and $130,000 was provided for commercial related loans.
     Deposits decreased by $15.6 million and short-term borrowings increased by $3.8 million during the nine months ended September 30, 1997. The net result is that total liabilities decreased by $13.5 million from year-end
1996.
     Stockholders' equity of the Company totaled
$49,729,000 at September 30, 1997. The number of shares issued and outstanding was 2,930,572, and the book value per common share outstanding was $16.97. Approximately 24,000 shares remain to be purchased under the current stock repurchase program.
     At September 30, 1997, CoVest Banc's risk-based capital was $46,714,000 and its core and tangible capital was $45,182,000. Therefore, the risk-based, core and tangible capital ratios at September 30, 1997 were 16.51%, 8.60% and 8.60% respectively, which substantially exceed all regulatory requirements.
     According to Larry G. Gillie, President of CoVest
Bancshares Inc., "We have accomplished two of our major goals this year with our name change at the Bank and Company level in early June and our conversion from a federally chartered thrift to a national bank on July 31, 1997."
     "Our name change has been well received by the communities that we serve, especially in the business sector. We have added an experienced and recognized Executive Vice President to head our Commercial Lending departments along with four commercial lenders to generate commercial business and put us in a strong position to take advantage of the business opportunities that our national bank status affords us."
     "Our commercial business will continue to improve our operating results and help diversify our balance sheet structure which will enhance our stockholder value."




















 COVEST BANCSHARES INC.
 CONSOLIDATED STATEMENTS OF CONDITION
 (UNAUDITED)
 (Dollars in thousands)               SEPT 30,   DEC 31,
                                        1997     1996
                                    --------------------
 ASSETS

 CASH AND CASH EQUIVALENTS
    Cash & Amounts Due from
       Depository Institutions      $13,695      $12,837
                                  ----------------------
 TOTAL CASH AND CASH EQUIVALENTS    $13,695     $ 12,837

 INVESTMENTS:
    Securities Available-for-Sale    36,891       53,751
    Mortgage-Backed Securities and
       Related Securities Available-
       for-Sale                      95,682      111,935
    FHLB and Federal Reserve Stock    4,089        7,190
                                     -------------------
 TOTAL INVESTMENTS                 $136,662     $172,876

 LOANS RECEIVABLE
    Mortgage Loans                  238,535      253,473
    Commercial Loans, Leases and
       Real Estate                   62,912       29,596
    Consumer Loans                   59,356       56,900
                                   ---------------------
       TOTAL LOANS RECEIVABLE      $360,803     $339,969
    Less Allowance for Possible
       Loan Loss                    (1,532)      (1,424)
                                  ----------------------
 LOANS RECEIVABLE, NET              359,271      338,545

 ACCRUED INTEREST RECEIVABLE          4,354        3,608
 PREMISES AND EQUIPMENT               9,853        9,859
 OTHER ASSETS                         3,633        3,444
                                  ----------------------
 TOTAL ASSETS                      $527,468     $541,169

                                  ======================













 LIABILITIES AND STOCKHOLDERS' EQUITY

 LIABILITIES:
    Deposits                        386,468     $402,090
    Short -Term Borrowings
      and Securities Sold Under
      Agreement to Repurchase        57,441       53,690
    Long - Term Advances From
       Federal Home Loan Bank        25,000       25,000
    Advances From Borrowers For
       Taxes & Insurance              1,400        3,724
    Accrued Expenses & Other
       Liabilities                    7,430        6,721
                                  ----------------------
 TOTAL LIABILITIES                  477,739      491,225

 STOCKHOLDERS' EQUITY:
    Common Stock, par value $.01 per share;
       5,000,000 authorized shares;
       3,406,616, shares issued at
       9/30/97 and 12/31/96.             34           34
    Additional Paid-in Capital       22,450       22,155
    Retained Earnings                35,861       33,990
    Treasury Stock, at cost,
       476,044, and 343,300 shares
       held at 9/30/97, and
       12/31/96 respectively         (8,591)      (5,838)
    ESOP Loan                          (685)        (858)
    Unearned Stock Awards               (73)         (73)
    Unrealized Gain (Loss) On Assets
       Available - For - Sale           733          534
                                    --------------------
TOTAL STOCKHOLDERS' EQUITY         $ 49,729     $ 49,944
                                    --------------------


 TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY              $527,468     $541,169

                                   =====================



















COVEST BANCSHARES INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)                   THREE MONTHS ENDED    NINE MONTHS ENDED
(Dollars in thousands)          SEPT 30   SEPT 30   SEPT 30    SEPT 30
                                 1997      1996      1997        1996
                             ---------- ---------- -------- ----------
INTEREST INCOME
Loans Receivable                $ 7,133   $ 6,900    $20,772    $19,818
Mortgage-Backed & Related
 Securities                       1,623     2,809      5,254      8,774
Securities                          689     1,213      2,573      3,016
Other Interest and Dividend Inc     160       112        606        611
                             ---------- ---------- --------- ----------
TOTAL INTEREST INCOME             9,605    11,034     29,205     32,219

INTEREST EXPENSE
Deposits                          4,716     5,887     14,315     18,039
Advances from Fed. Home Loan Bk     823     1,515      2,635      4,031
Other Borrowed Money                194       295        705        711
                             ---------- ----------  --------- ----------
TOTAL INTEREST EXPENSE            5,733     7,697     17,655     22,781

NET INTEREST INCOME               3,872     3,337     11,550      9,438

Prov. for Possible Loan Losses      430       300      1,183        832
                             ---------- ----------  --------- ----------
NET INTEREST INCOME AFTER PROV.
   FOR POSSIBLE LOAN LOSSES       3,442     3,037     10,367      8,606

NON-INTEREST INCOME
Loan Charges and Servicing Fees     252       183        778        568
Deposit Related Charges and Fees    229       156        621        415
Gain on Sale of Securities          316        54      1,190      2,561
Other                               112       133        223        247
                             ---------- ----------  --------  ----------
TOTAL NON-INTEREST INCOME           909       526      2,812      3,791

NON-INTEREST EXPENSE
Compensation and Benefits         1,382     1,203      3,881      3,572
Occupancy and Equipment             388       314      1,131      1,041
Federal Deposit Insurance Premium    65     3,336        138      3,866
Data Processing                     222       186        643        591
Advertising and Name Change Exp.    130       111        472        236
Other                               562       423      1,793      1,674
                              --------- ----------  --------- ----------
TOTAL NON-INTEREST EXPENSE        2,749     5,573      8,058     10,980

INCOME BEFORE TAXES             $ 1,602   $(2,010)   $ 5,121    $ 1,417
   Income Tax Provision             562      (753)     1,776        433
                              ---------- ---------- --------- ----------
NET INCOME                      $ 1,040   $(1,257)   $ 3,345    $   984
                              ========== ========== ========= ==========










COVEST BANCSHARES INC.
 PERFORMANCE RATIOS       THREE MONTHS ENDED      NINE MONTHS ENDED
 (UNAUDITED)              Sept 30,   Sept 30,     Sept 30,   Sept 30,
                           1997       1996         1997       1996
                         -------------------------------------------
 Net Interest Margin            3.08%      2.16%    2.97%      2.07%

 Net Interest Spread            2.54%      1.70%    2.47%      1.58%
 Non-Performing Assets to
      Total Assets at End
      of Period                 0.22%      0.14%    0.22%      0.14%

 Allowance for Possible
        Loan Losses to
        Non-Performing Loans    1.33x      1.67x    1.33x      1.67x

 Annualized Return on
      Average Assets            0.80%     -0.80%    0.83%      0.21%

 Annualized Return on
      Average Equity            9.07%     -9.45%    9.52%      2.38%

 Ratio of Operating Expense to
      Average Total Assets,
      Annualized                2.12%      3.60%    2.00%      2.65%

 Ratio of Net Interest Income
      to Non-Interest Expense,
      Annualized                1.41x       .60x    1.43x       .86x

 Earnings Per Common Share
      Primary                 $  .32    ($  .35)  $ 1.02      $ .27*
      Fully Diluted           $  .31    ($  .35)  $  .99      $ .27*
 Book Value per Share         $16.97    $ 15.76   $l6.97     $15.76
 Market Value per Share       $24.25    $ 16.50   $24.25     $16.50

 Stockholders' Equity
      as of Sept 30
      (in thousands)         $49,729    $51,633  $49,729    $51,633

* adjusted for stock split